Exhibit 99.1

Kismet Acquisition Three Corp. Announces Receipt of Notice from Nasdaq Regarding Late Form 10-Q Filing

Moscow, Russia, Sept. 06, 2022 (GLOBE NEWSWIRE) -- Kismet Acquisition Three Corp. (the “Company”) announced today that, on August 23, 2022, it received a notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that because it is delinquent in filing its Quarterly Report on Form 10-Q for the period ended June 30, 2022 (the “Form 10-Q”), it was not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”). The Listing Rule requires listed companies to timely file all required periodic financial reports with the Securities and Exchange Commission.

The Notice stated that the Company has sixty calendar days from the date of the Notice to submit a plan to regain compliance with the Listing Rule. If Nasdaq accepts the Company’s plan, it has the discretion to grant the Company an extension of up to 180 calendar days from the due date of the Form 10-Q (or until February 20, 2023) to regain compliance. The Notice has no immediate effect on the listing of the Company’s securities on Nasdaq.

As previously disclosed in the Company’s Notification of Late Filing on Form 12b-25 filed on August 16, 2022, the Company was unable to file the Form 10-Q by the required due date of August 15, 2022 because the Company needs additional time to complete the financial statements to be included in the Form 10-Q. The Company intends to file its Form 10-Q as soon as practicable to cure the deficiency outlined in the Notice.

About Kismet Acquisition Three Corp.

Kismet Acquisition Three Corp. is a special purpose acquisition company, formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, contractual control arrangement with, purchasing all or substantially all of the assets of, or engaging in any other similar initial business combination with one or more businesses or entities.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “outlook,” “guidance” or the negative of those terms or other comparable terminology. These statements are based on the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. The above statements regarding the Company’s intention to file its Form 10-Q as soon as practicable to cure the deficiency outlined in the Notice, constitute forward-looking statements that are based on the Company’s current expectations. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause future events to differ materially from those in the forward-looking statements, many of which are outside of the Company’s control. These factors include, but are not limited to, a variety of risk factors affecting the Company’s business and prospects, see the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2022 and subsequent reports filed with the SEC, as amended from time to time. Any forward-looking statements are made only as of the date hereof, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Kismet Acquisition Three Corp.

+7 (499) 755-2134

info@kismetcg.com